Exhibit 23.1

Consent of independent aCCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-282704, 333-281531 and 333-279336), the Registration Statement on Form S-3 (File No. 333-271648) and the Registration Statements on Form S-8 (File Nos. 333-271778 and 333-268360) of Tenon Medical, Inc. (the “Company”) of our report dated March 26, 2025, relating to the Company’s consolidated financial statements as of December 31, 2024 and 2023 and for each of the years then ended, which appears in this Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ HASKELL & WHITE LLP

Irvine, California

March 26, 2025